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                                                                    EXHIBIT 10.2

                                12th January 1998

Mr John C. Nugent
Ness Acre
Ness Acre Lane
Willaston
South Wirral      L63 2TJ
UNITED KINGDOM

Dear John:

Following our recent discussions, I have pleasure in offering you the position of Managing Director for Centennial Technologies International Limited (the "Company") under the following terms and conditions:

1.   DATE OF COMMENCEMENT OF EMPLOYMENT

     The date of commencement of employment will be Monday 12th January 1998.

     Any employment with a previous employer does not count as part of your continuous period of employment.

2.   MAIN DUTIES

     2.1 You will report directly to the President and Chief Executive Officer of the Company's parent company, Centennial Technologies, Inc. ("Centennial"), Mr L. Michael Hone.

     2.2 You will be a member of the Executive Management Team of Centennial in your capacity as Vice President International Operations.

     2.3 You will be based in the UK office and you will be responsible for all Centennial business outside of North and South America.


3.   REMUNERATION AND OTHER BENEFITS
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     3.1. You will be paid at the rate of L90,000 per annum paid monthly in arrears in 12 equal payments.

     3.2. Your salary will be reviewed on the 1st January 1999 and thereafter starting in the year 2000 on the 1st April each year. This Agreement is not to be construed as an agreement, either expressed or implied, to employ you for a stated term, and shall in no way alter the Company's policy of employment at will, allowing either you or the Company to remain free to terminate the employment relationship with or without cause at any time.

     3.3. During the period of your employment the Company will pay for subscription to a suitable medical insurance scheme, subject to acceptance therefor at standard rates of premium.

     3.4. On 1st April 1999, you will be entitled to a bonus covering the period from the start of your employment through 31st March 1999 of L30,000. Thereafter, your bonus, if any, will be based upon criteria and sales targets to be agreed upon between you and Centennial's President.

     3.5. As a signing on incentive, the Company is pleased to offer you a generous stock option to purchase 125,000 shares of Centennial's stock at a price established at the end of your first day of employment at the Company, to be vested over a period of three years in thirds, beginning on the first anniversary of your employment. The terms and conditions of Centennial's 1994 Stock Option Plan shall further govern this stock option award, and are incorporated herein by reference. This option is contingent upon the ratification by Centennial's shareholders at Centennial's 1998 Annual Meeting of an increase in the number of shares reserved for issuance under Centennial's 1994 Stock Option Plan from 3,000,000 to 6,000,000 shares of Centennial's Common Stock.

4.   EXPENSES

     The Company shall pay to you all reasonable travelling, entertainment and other expenses incurred by you in the performance of your duties, upon approval of expense reports submitted by you to Centennial's President and Chief Executive Officer. You shall provide the Company with vouchers or other evidence of actual payment of such expenses.

5.  CAR

    To assist you in performing your duties the Company shall procure that you are provided with the use of a fully expensed motor vehicle suitable for the satisfactory discharge of your duties. You agree:

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     5.1. To take good care of the car and procure that the provisions and conditions of any policy of insurance relating thereto are observed.

     5.2. Not to permit such car to be taken out of the United Kingdom without the written consent of Centennial's President and Chief Executive Officer.

     5.3 That fuel expenses incurred during holiday periods are excluded from the above.

     5.4  To provide evidence of a full driving licence.

     5.5 To return the car immediately to the Company upon the termination of your employment, for whatever reason.

6.   HOURS AND PLACE OF WORK

     6.1. Your normal working hours are from 8.30 a.m. to 5.00 p.m. from Monday to Friday (inclusive) of each week. However, the Company reserves the right to vary your normal working hours according to demand. You may be required to work in excess of your normal working hours.

     6.2. You are entitled to a lunch break of one hour at a time convenient to the Company.

     6.3. Overtime payments are not usually paid by the Company.

     6.4. Your duties hereunder shall be performed at the UK Headquarters or at such place as the Company shall from time to time direct.

7.   HOLIDAYS

     7.1 Your annual holiday entitlement is 24 working days per calendar year which should be approved in advance by Centennial's President and Chief Executive Officer and scheduled to cause the minimum of disruption to the Company. Holiday entitlement accrues at the rate of two days per completed month of service.

     7.2 Bank Holidays and other holidays are additional. Except with prior approval, holidays may not be carried over from one calendar year to another, but must be taken in the calendar year in which they are due or else be forfeited.

     7.3 On termination of employment, if you have taken holidays in excess of those accrued due by the date of termination you may be required to pay to the Company or the Company may deduct from any sums payable to you an appropriate amount. However, if your annual holiday entitlement is greater than the period of notice, or if you are paid in lieu of working out your period of notice, the Company, at its

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          discretion, may pay you for such part of your holiday entitlement as it shall deem appropriate. Holiday during the calendar year in which employment ceases will be based on length of service and will be proportionate to the whole year's entitlement (rounded up to the nearest whole day).

8.   SICKNESS OR INJURY

     8.1. SICKNESS NOTIFICATION


          8.1.1. Should you become ill or unable to work due to injury, you should arrange for the Company's Commercial Manager to be notified of your absence, and the reason for it, by no later than 10 a.m. on the first day.

          8.1.2. Medical certificates are not normally issued by doctors for absences of 7 consecutive days or less, you will therefore be required to complete a Self Certification of Sickness Absence form to cover the period of your absence. The form must be completed and submitted to the Company's Commercial Manager immediately on your return to work.

          8.1.3. If the absence continues until the 8th consecutive day, a doctor's medical certificate must be produced in addition to the Self Certification of Sickness Absence form. If the illness should continue, further doctor's medical certificates should be sent as the first and subsequent certificates expire. All certificates should be sent directly to the Company's Commercial Manager.

          8.1.4 Where a history of self certified claims arises, the Company may require a doctor's medical certificate for periods less than 8 consecutive days. The Company may also require you to undergo a medical examination by the Company Doctor or your own GP.

          8.1.5 If you are absent for very long periods of time, i.e. 2 or 3 months in any 12 month period, or accumulate several periods of sickness in any one calendar year, the Company reserves the right to terminate your employment. This will only take place after careful consideration of all the relevant facts including a report from the Company Doctor or your own GP if appropriate.

     8.2 COMPANY SICK PAY
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          8.2.1 During the period of absence due to sickness, the Company may at its discretion, pay all or part of your salary. However, there is no absolute right to Company Sick Pay over and above Statutory Sick Pay (SSP). Company Sick Pay will include any entitlement to SSP, but the total of the Company Sick Pay and SSP will not exceed your normal full pay.

          8.2.2 The qualifying days for SSP purposes are Monday to Friday inclusive each week and SSP will be paid for the first 28 weeks of sickness absence in any one period. When your entitlement to SSP expires you may be eligible to receive Invalidity Benefit direct from the Department of Social Security (DSS). The amount of Invalidity Benefit (or any other State benefit) received must be advised to the Company's Commercial Manager in order that an appropriate deduction can be made from any Company Sick Pay.

          8.2.3 Failure to comply with any or all of the requirements for notification of absence, evidence of ill-health or examination by a doctor may result in disciplinary action.

     8.3  ABSENCE FROM WORK

          If for any reason, other than sickness or injury, you are absent from work, you must inform the Company as soon as possible, but not later than 10 a.m., on the first day. Your time away from work shall be deducted from your holiday entitlement.

          Whenever possible you should obtain prior permission for absence from Centennial's President and Chief Executive Officer.

9.   PENSIONS

     The Company will contribute a sum equal to 10% of your basic salary (as reviewed from time to time) monthly directly to a pension scheme of your choice in keeping with the Governing Law.

10.  NOTICE OF TERMINATION OF EMPLOYMENT

     You are entitled to receive (except in cases where summary dismissal is justified) three months' written notice of termination of your employment. The Company reserves the right to make payment in lieu of notice of termination at a rate equal to your normal remuneration at the time of your termination of employment.

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11.  DISCIPLINARY PROCEDURE

     11.1 The Company reserves the right to dismiss you summarily or to suspend you, either on full pay or without pay, at any time for the purpose of carrying out an investigation, if at any time you commit an act of gross misconduct. The following examples of offences which the Company regards as constituting gross misconduct should not be regarded as exhaustive:-

          11.1.1 A serious or persistent breach of the terms of your employment; or

          11.1.2 Any grave misconduct e.g. a breach of confidentiality, an assault on another employee, wilful damage to the Company's property, wilful neglect of your duties or falsification of accounts; or

          11.1.3 Repeated failure to attend for work without informing the Company of the reason for your absence; or

          11.1.4 Conviction of a criminal offence other than an offence which in the reasonable opinion of the Company does not affect your position as an employee.

     11.2 In the case of minor offences you will normally receive a verbal warning and two written warnings before being dismissed. However, in cases of more serious misconduct the verbal and/or one of the written warnings may be omitted. The Company will be entitled to dismiss you without notice in the event of gross misconduct.

12.  GRIEVANCES

     If you wish to seek redress for any grievance relating to your employment you must first submit such complaint in writing to Centennial's President and Chief Executive Officer. This complaint may then be discussed with Centennial's President and Chief Executive Officer who will inform you of the decision. This decision shall be final and binding.

13. RESTRICTIVE COVENANTS

     After the date of termination of your employment you shall not without the prior written approval of the Company directly or indirectly through any other person, firm or company for a period of 12 months solicit, entice or induce any person, firm or company with which at any time during the 12 months immediately preceding the termination of

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     your employment you have had dealings or contact with in connection with the business of the Company to become a client or customer of any other person, firm or company and you shall not approach any such person, firm or company for such purpose or authorise or knowingly approve the taking of such actions by any other person, firm or company.

     You expressly confirm and agree with the Company that you consider the restrictions in this clause to be reasonable, fair and properly required to protect the goodwill and trade connections of the Company's and Centennial's business.

14.  CONFIDENTIALITY

     14.1 You must not during the period of your employment, or at any time thereafter, whether on your own behalf, or as the employee, partner or agent of any other person or firm, disclose or allow to be disclosed or use any confidential information. The Company regards as confidential any technical or commercial information concerning the business dealings, affairs or conduct of the Company or of any of its customers or any other similar matters which may come to your knowledge in the course of your employment.

     14.2 You must not use materials, equipment or information which is the property of the Company or is entrusted to you by or on behalf of the Company in the course of your employment otherwise than for the purposes authorised by the Company.

15.  OUTSIDE ACTIVITIES

     As an employee of Centennial Technologies International Limited, it is important that you agree not, without prior written consent, during the continuance of your employment to be employed or engaged by or in, or directly or indirectly concerned or otherwise interested in or provide services to any person, firm or company or undertake any other activity.

     15.1 Engaged in or involving the provision of goods or services in competition with the Company.

     15.2 Whether or not engaged in or involving the provision of goods or services in competition with the Company, in any manner or capacity or to any extent which either detracts from the proper performance of or otherwise gives rise to a conflict with your obligations to the company.
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16.  RETIREMENT

     Your Normal Retiring Date is your 65th birthday.

17.  OTHER TERMS & CONDITIONS

     These terms and conditions are subject to any other terms or conditions expressly agreed between you and the Company. Any changes in these or such other terms and conditions will be specified in writing. It is expressly agreed that there are no collective agreements with trade unions relevant to your employment.

18.  NOTICES

     Any notice to be given by you or the Company shall be in writing and be sufficiently served, in the case of a notice served on you, by being delivered either personally to you or sent by first class post addressed to you at your usual or last known place of abode or, in the case of the Company, by being delivered at or sent by first class post addressed to its Registered Office and any such notice (unless delivered by hand) shall be deemed served at the time at which the letter would be delivered in the ordinary course of post.

19.  RELEVANT LAW

     These terms shall be governed by and interpreted in accordance with the laws of England and you and the Company submit to the non-exclusive jurisdiction of the English Courts as regards to any claim or matter arising under these terms.

I trust that the above terms and conditions will be acceptable to you. If so, will you please sign, date and return the enclosed copy of this letter to me.

Yours sincerely,



L. Michael Hone
President and Chief Executive Officer


I hereby agree to the above terms and conditions of my employment.


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